[logo]
                                                            WESTELL NEWS RELEASE




News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

SENIOR VICE PRESIDENT & CFO:             TRADE/BUSINESS PRESS:
NICHOLAS C. HINDMAN, SR.                 KEN TRANTOWSKI
WESTELL TECHNOLOGIES INC.                KGT COMMUNICATIONS GROUP
630.375.4136                             630.469.8765
NHIND@WESTELL.COM                        kennethg_trantowski@msn.com
                                         ---------------------------



          WESTELL TECHNOLOGIES REPORTS 2ND QUARTER FISCAL 2006 RESULTS



AURORA, IL, OCTOBER 19, 2005 - -Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of a wide range of broadband access products and conferencing services, today announced the results for its second quarter ending September 30, 2005.

              Total revenues for the quarter increased 8% to $66.3 million from $61.4 million in the second quarter of the last fiscal year. Breaking down revenues by product line for this quarter compared to last year's second quarter showed Customer Networking Equipment revenue increased 12% to $44.0 million from $39.3 million; Conferencing Services revenue increased 3% to $11.2 million from $10.8 million; Network Service Access equipment revenue declined 2% to $11.1 million from $11.3 million.

              Westell reported net income for the second quarter of $3.0 million, or $0.04 per diluted share, which includes income tax expense of $2.1 million, or $0.03 per diluted share. During the same period last year, the Company recorded net income of $4.4 million, or $0.06 per diluted share including $2.6 million income tax expense, or $0.04 per diluted share.

              "We are encouraged with the results for the second quarter of Fiscal 2006, our fourteenth consecutive quarter of profitability," said Van Cullens, Westell President and CEO. "Our business improved faster than we anticipated primarily due to the strong broadband service promotions underway by our customers," he said.

OUTLOOK
-------
              "At this time we see strengthening order forecasts related to the strong customer promotional activities, and our third quarter guidance reflects this improvement," Cullens said.

              "Along with the continued support of our core business, we will remain focused on the successful launch of our products TriLink (TM) (VoIP Gateway), Ultraline II (TM) (IPTV/Video), Verizon One(TM) and Westell Media Gateway(TM) (Multimedia Networking) as well as working with our customers on a number of fronts to develop exciting new solutions for emerging markets. Combining these activities with our continued commitment to cost control and productivity improvements, we remain confident in our future success," Cullens added.

              Westell provided guidance for the third quarter of fiscal 2006 ending December 31, 2005. The Company expects revenue to be in a range of $68 million to $71 million and expects net income per diluted share in a range of $0.04 to $0.05 including a provision for income tax expense of approximately $1.9 million to $2.4 million.

EFFECTIVE TAX RATE FOR FISCAL YEAR 2006 INCOME STATEMENTS
---------------------------------------------------------

              Due to the Company's strong performance in fiscal 2005 and projected future ability to generate taxable income, the Company is required under GAAP to record tax expense in fiscal 2006. The Company's current effective tax rate approximates 40%. Westell does not expect to incur any significant cash tax payments for the foreseeable future as a result of the anticipated utilization of net operating loss carryforwards to reduce its cash tax liabilities.

CONFERENCE CALL INFORMATION
---------------------------


              Westell will host its earnings call on Thursday October 20th, at 9:30AM Eastern Time for the investment community.

              The live earnings call will be available to the public. Participants can join for the voice portion of the call by following the instructions below. Participants must separately register for the call.

              To participate in the voice portion:
1. All participants must pre-register by dialing 1-888-690-4420, International 1-402-220-3749. 2. Leave your name and the company whom you represent.
3. To participate in the call on the 20th, please dial ConferencePlus at 1-800-446-1671 no later than 9:15 AM, Eastern Time and ask for the "Westell Technologies Analyst Call". International participants may dial 847-413-3362.

              The Company's earnings press release and any related earnings information to be discussed on the earnings call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com. Digital Audio Replay of this call will be available one hour following the conclusion of the call by dialing 1-888-843-8996 or 630-652-3044 and entering 12948048#.


ABOUT WESTELL
-------------

              Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com.


ABOUT CONFERENCEPLUS(TM)
------------------------

              Conference Plus, Inc. a Westell Technologies, Inc. (NASDAQ: WSTL -
News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. Conference Plus, Inc. is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. Conference Plus Inc. is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.





"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995:
--------------------------------------------------------------------------------
Certain statements contained herein including, without limitation, statements containing the words "believe," " on track", " anticipate," "committed," "expect," "estimate," "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





                           Financial Tables to Follow:

                    Westell Technologies, Inc.
                           Financial Results

            (Dollars in thousands except per share amounts)

                Three Months ended          Six Months ended
                     Sept 30,           %       Sept 30,            %
                  2005     2004    Change   2005     2004      Change
                --------- -------- ------  -------- --------   ------

Revenues
    NSA          $11,092  $11,277     -2%  $21,784  $24,394 (1)  -11%
    CNE           44,035   39,305     12%   97,079   71,108       37%
    Services      11,189   10,817      3%   23,094   22,069        5%

                --------- --------         -------- --------
Total revenues    66,316   61,399      8%  141,957  117,571       21%
                --------- --------         -------- --------

Gross profit
    Equipment     15,052   13,618           31,654   26,900 (1)
    Services       5,407    5,661           11,448   10,925

                --------- --------         -------- --------
  Total gross
   profit         20,459   19,279      6%   43,102   37,825       14%
                --------- --------         -------- --------

Gross margin
    Equipment       27.3%    26.9%            26.6%    28.2%(1)
    Services        48.3%    52.3%            49.6%    49.5%

                --------- --------         -------- --------
  Total gross
   margin           30.9%    31.4%            30.4%    32.2%
                --------- --------         -------- --------

Operating
 expenses
    Sales &
     marketing     5,987    5,530      8%   12,157   10,882       12%
      Expense
       to
       revenue       9.0%     9.0%             8.6%     9.3%

    General &
     adminis-
     trative       4,164    4,762    -13%    8,518    8,776       -3%
      Expense
       to
       revenue       6.3%     7.8%             6.0%     7.5%

    Research
     & develop-
     ment          4,975    3,528     41%    9,632    7,102       36%
      Expense
       to
       revenue       7.5%     5.7%             6.8%     6.0%

    Restructuring      -     (452)               -     (452)
      Expense
       to
       revenue       0.0%    -0.7%             0.0%    -0.4%

    Intangibles
     amortization    324      324              648      688
      Expense
       to
       revenue       0.5%     0.5%             0.5%     0.6%

                --------- --------         -------- --------
    Total
     operating
     expenses     15,450   13,692     13%   30,955   26,996       15%
                --------- --------         -------- --------
      Expense
       to
       revenue      23.3%    22.3%            21.8%    23.0%

      Gain on
       sale of
       assets (2)      -    1,453                -    1,453

Operating
 income            5,009    7,040    -29%   12,147   12,282       -1%

Other income         192       32               14      393
Interest
 expense              (5)     (15)   -67%       (9)     (51)     -82%

                --------- --------         -------- --------
Income before
 minority
 interest and
 taxes             5,196    7,057    -26%   12,152   12,624       -4%
                --------- --------         -------- --------

Income taxes       2,115    2,567            4,828    4,750

Minority
 interest             58      120              152      217

Net income        $3,023   $4,370           $7,172   $7,657
                ========= ========         ======== ========

Income per
 common share:
      Basic         0.04     0.06             0.10     0.11
                --------- --------         -------- --------
      Diluted       0.04     0.06             0.10     0.11
                --------- --------         -------- --------

Average number
 of common
 shares
 outstanding:
      Basic       70,097   68,379           69,610   68,336
      Diluted     71,584   70,420           71,497   70,805


Footnotes:

(1) The Company earned $883,000 in the three months ended June 30, 2004 for a contractual settlement.
(2) Includes a $1.5 million gain from the sale of NSA assets.

                      Westell Technologies, Inc.
                     Financial Results (continued)
                        (Dollars in thousands)

                                           September 30,   March 31,
                                               2005          2005
                                           ------------- -------------



Cash and Short term Investments                  45,264        26,960
Receivables                                      27,873        30,167
Inventory                                        18,786        26,419
Total current assets                             99,523        90,332
Goodwill and intangibles                         12,499        13,883
Total assets                                    182,962       180,090
Total current liabilities                        27,042        35,812
Total liabilities and minority interest          32,225        40,432
Shareholders' Equity                            150,737       139,657

Days Sales Outstanding                               38            35